Exhibit 99.1

Montrouge, France, October 3, 2022

DBV Technologies Announces Appointment of New Chair of its Audit Committee and Appointment of Daniele Guyot-Caparros to Board of Directors

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT), a clinical-stage biopharmaceutical company, today announced that Mr. Timothy E. Morris, Independent Director and Member of the Audit Committee of the Board of Directors (the “Board”), was appointed as Chairperson of the Board’s Audit Committee in replacement of Ms. Viviane Monges, who resigned from the Board effective October 3, 2022. DBV also announced the Board’s provisional appointment of Ms. Daniele Guyot-Caparros as Independent Director to fill Ms. Monges’ vacancy, effective October 3, 2022. With these changes, the Board comprises 10 members.

Mr. Morris has been a member of DBV Technologies’ Board and Audit Committee since April 2021. Mr. Morris has served as the Chief Operating Officer and Chief Financial Officer of Humanigen, Inc. since August 2020. He currently serves on the board of Aquestive Therapeutics (Nasdaq: AQST), Univercells S.A. and Humanetics (private). Mr. Morris has 38 years of professional finance and accounting experience, including 25 years as Chief Financial Officer of public biotechnology companies.

Ms. Monges served as a Member of the Company’s Board and Audit Committee since May 2019 and Chairperson of the Board’s Audit Committee since March 2021.

“We are delighted to welcome Tim Morris to this new role as Chairperson of the Board’s Audit Committee,” said Michel de Rosen, Chairman of the Board. “Tim’s financial acumen has been very useful to DBV Technologies since his joining the Board, and I am confident that his demonstrated expertise and experience will serve him well in this new capacity. On behalf of the Board, DBV’s management team, and shareholders, I thank Viviane for her service and commitment to the Company. We greatly appreciate the leadership and insight Viviane has provided to our Board and its Audit Committee and wish her well in her next endeavors.”

“I have enjoyed my time as a Member of the Board of DBV Technologies and Chairperson of its Audit Committee. I believe in the Viaskin technology that DBV is working hard to develop and have confidence that it may one day bring significant benefit to patients if approved. I wish the best to the Company and to my colleagues of the Board,” said Ms. Monges.

The Board of DBV Technologies has finalized the provisional appointment of a new Independent Director to fill the vacancy left by Ms. Monges and to join the Audit Committee of the Board. Ms. Daniele Guyot-Caparros joins as a new Independent Director to the Board, subject to ratification by the Company’s shareholders at the next annual meeting of shareholders, and as a Member of the Board’s Audit Committee. Ms. Guyot-Caparros has a longstanding track record in finance and business operations. She began her career in audit and corporate finance with PricewaterhouseCoopers (PwC) and later joined Rhône-Poulenc-Rorer (later Aventis and Sanofi) where she held several senior finance positions including Chief Financial Officer Global Research and Development and Chief Financial Officer Europe, Group Planning. Ms. Guyot-Caparros also held responsibilities in business development, pricing, and portfolio management. In 2008, Ms. Guyot-Caparros became Senior Advisor for Deloitte France to support the development of the Life Sciences and Health Care Industry practice.

“I am thrilled to join DBV Technologies’ Board of Directors at a significant time in the Company’s regulatory journey,” said Ms. Guyot-Caparros. “I am encouraged by the release of DBV’s EPITOPE results in 1 to 3-year-old peanut allergic children and look forward to supporting the Company’s continued progress with regards to the VITESSE Phase 3 pivotal study in 4 to 7-year-old peanut allergic children. These are critical age groups in this disease area, and families are long overdue for additional treatment options. I am eager to contribute to the responsible oversight of DBV’s financial management to adequately support these and other clinical priorities.”

In addition to in-house experience, Ms. Guyot-Caparros has held positions on the boards of biotechnology and medical technology companies. She was both a Board Member and Audit Committee Member at Diaxonhit (now Eurobio Scientific), listed on Euronext Growth. Ms. Guyot-Caparros was also Chairperson of the Audit Committee of Supersonic Imagine from July 2018 to September 2019 until its acquisition. From 2013 to 2022, she has been the Chairperson of the Audit Committee of Onxeo, and also served as the Chairperson of its Board of Directors from May 2019 to July 2021.

“We welcome Daniele Guyot-Caparros as a new director to the DBV Board,” said Michel de Rosen, Chairman of the Board. “Daniele has rich experience in senior financial positions with diverse companies across the chemical, pharmaceutical and medical technology industries. She has served in prior board and audit committee positions where she has proven her strong leadership that will complement DBV’s Board of Directors. Daniele’s appointment is part of our Board evolution as we continue to focus on having the right mix of skills and experience to achieve our strategic and financial objectives.”

The provisional appointment of Ms. Guyot-Caparros will be submitted to a shareholder vote at the 2023 Ordinary and Extraordinary General Meeting. Details and procedures with respect to DBV Technologies’ 2023 Ordinary and Extraordinary General Meeting will be communicated by the Company at a later date.

About DBV Technologies

DBV Technologies is developing Viaskin™, an investigational proprietary technology platform with broad potential applications in immunotherapy. Viaskin is based on epicutaneous immunotherapy, or EPIT™, and is DBV Technologies’ method of delivering biologically active compounds to the immune system through intact skin. With this new class of non-invasive product candidates, the Company is dedicated to safely transforming the care of food allergic patients. DBV Technologies’ food allergies programs include ongoing clinical trials of Viaskin Peanut. DBV Technologies has global headquarters in Montrouge, France, and North American operations in Basking Ridge, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing one-half of one ordinary share) are traded on the Nasdaq Global Select Market (Ticker: DBVT).

Forward-Looking Statements

This press release may contain forward-looking statements and estimates, including statements regarding DBV Technologies’ regulatory process, and the potential of DBV Technologies’ pipeline. These forward-looking statements and estimates are not promises or guarantees and involve substantial risks and uncertainties and may be impacted by market conditions as well as other risks and uncertainties set forth in DBV Technologies’ regulatory filings with the Autorité des Marchés Financiers (“AMF”), DBV Technologies’ filings and reports with the U.S. Securities and Exchange Commission (“SEC”), and future filings and reports made with the AMF and SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements and estimates, which speak only as of the date hereof. Other than as required by applicable law, DBV Technologies undertakes no obligation to update or revise the information contained in this Press Release.

Investor Contact

Anne Pollak

DBV Technologies

+1 857-529-2363

anne.pollak@dbv-technologies.com

Media Contact

Angela Marcucci

DBV Technologies

+1 646-842-2393

angela.marcucci@dbv-technologies.com

Viaskin and EPIT are trademarks of DBV Technologies.